DATED the 28 day of September 2012

LI ZHIMING

and

ACL INTERNATIONAL HOLDINGS LIMITED

*******************************

AGREEMENT for SALE AND PURCHASE

Of Shares of JUSSEY INVESTMENTS LIMITED

*******************************

FUNG, WONG, NG & LAM
SOLICITORS & NOTARIES
ROOM 8, 4th FLOOR
NEW HENRY HOUSE
10 ICE HOUSE STREET, CENTRAL
HONG KONG

Ref: RN/2016061

THIS AGREEMENT is made the 28 day of September 2012

1	Parties

1.1	LI ZHIMING (Holder of PRC Resident Card No.441421197405195933) of (“the vendor”); and

1.2	ACL INTERNATIONAL HOLDINGS LIMITED (CR No.1540016) whose registered office is situate at Room 1701, 17th Floor, Tower 1, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong (“the Purchaser”).

2	Recitals

2.1	JUSSEY INVESTMENTS LIMITED is a company registered in British Virgin Island under number 1673633 (“the Company”) and has an authorised share capital of US$50,000 divided into 50,000 shares of US$1 each of which 1 shares of US$1 each are in issue and are credited as fully paid.

2.2	The Vendor is the beneficial owner of 1 of the whole of the issued and allotted share capital in the Company (“the Sale Shares”) and the Vendor is the sole beneficial owner and registered holder of the Sale Shares.

2.3	The Vendor has agreed to sell and the Purchaser has agreed to buy all the issued shares in the Company on the terms and conditions hereinafter contained.

NOW IT IS AGREED as follows:

3	Interpretation

3.1	In this agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

3.1.1	“the Company” means JUSSEY INVESTMENTS LIMITED.

3.1.2	“Completion” means the completion of the sale and purchase of the Sale Shares under this agreement.

3.1.3	“the Disclosure Letter” means the letter and annexures from the Vendor to the Purchaser dated today disclosing various matters relating to the Warranties.

3.1.4	“the Last Accounts Date” means management accounts date per Schedule 2.

3.1.5	“the Sale Shares” means all the shares of US$1 each in the capital of the Company allotted and in issue at the date of this agreement.

3.1.6	“the Subsidiaries” means USMART ELECTRONIC PRODUCTS LIMITED and Dongguan Kezheng Electronics Limited (collectively “USmart”), and EVISION TELECOM LIMITED (“eVision”). Both USmart Electronic Products Limited and eVision Telecom Limited are incorporated in Hong Kong and Dongguan Kezheng Electronics Limited is registered in the PRC. The Company is the registered owner of 80% of the issued shares of USmart Electronic Products Limited and 100% of the issued shares of eVision. Dongguan Kezheng Electronics Limited is a wholly foreign-owned enterprise (“WFOE”) of USmart.

3.1.7	“the Warranties” means the representations, warranties and undertakings given by the Vendors referred to in clause 7.

1

3.1.8	“the Final Consideration” means the summation of business valuation by an independent valuer for each of the Subsidiaries, net of all of their respective liabilities, multiply by their respective equity interest attributable to the Company.

3.1.9	“the PRC” means the People’s Republic of China excluding Hong Kong, Macau and Taiwan.

3.1.10	“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

3.2	In this agreement (including the Recitals and the Schedules), unless the context otherwise requires:

3.2.1	all references to statutory provisions or enactments shall include references to any amendment, modification or re-enactment of any such provision or enactment (whether before or after the date of this agreement), to any previous enactment which has been replaced or amended and to any regulation or order made under such provision or enactment;

3.2.2	references to documents “in the agreed form” are to documents in terms agreed between the parties to this agreement and signed (for the purpose of identification only) by the Vendor and the Purchaser prior to the signature of this agreement; and

3.2.3	references to the Recitals, clauses and the Schedules are respectively to the Recitals to, clauses of and the Schedules to this agreement.

4	Sale and purchase

The Vendor with full title shall sell with effect from Completion the number of the Sale Shares and the Purchaser shall purchase with effect from Completion the Sale Shares with all rights attached or accruing to them and free from all claims, charges, liens, incumbrances, options, rights of pre-emption or equities whatsoever.

5	Consideration

The Final Consideration price for the Sale Shares shall be in accordance with clause 6.3 but in any case shall not exceed US$2,500,000, subject to the final agreement between the parties upon completion of the business evaluation report to be prepared by independent valuer on the Subsidiaries and management accounts of Company and the Subsidiaries as of the Last Accounts Date.

6	Completion

6.1	Completion shall take place within 5 business days from the day of the Final Consideration value is acknowledged, and the completion and receipt of the latest auditors’ reports of the Company and the Subsidiaries at the registered office of the Purchaser.

6.2	At Completion the Vendor shall deliver (where appropriate as agent for the Company) to the Purchaser:

6.2.1	transfers in respect of the Sale Shares duly executed by the registered holder in favour of the Purchaser or as it may direct.

6.2.2	certificates for the Sale Shares and any other documents which may be required to give good title to the Sale Shares and to enable the Purchaser to procure registration of the same in its name or as it may direct.

2

6.2.3	all historical and current accounting books and records, bank statements and documents and an independent valuation report of the Company.

6.2.4	the Company’s and the Subsidiaries’ certificate of incorporation, certificate of incorporation on change of name (if applicable), common seal, statutory registers, minute books, share certificate books and all other books (all duly written up to date).

6.2.5	any power of attorney under which any document required to be delivered under this clause 6.2 has been executed.

6.2.6	certified copies of board resolutions of the Company and the Subsidiaries in the agreed form.

6.2.7	certificate of incumbrance, letter of good standing and registered agent certificate and all other supporting documents necessary for the proof of good standing for a BVI company.

6.28	certificates for the shares in the Subsidiaries held by the Company and transfers in favour of the Purchaser or as the Purchaser may direct in respect of any shares in the Subsidiaries not held by the Company.

6.3	Provided the Vendor comply with all their obligations under clause 6.2 (subject only to the Purchaser fulfilling its obligations under this clause) the Purchaser shall at Completion pay to the Vendor by way of cash or equivalent in favour of the Vendor.

6.4	If for any reason the provisions of clause 6.2 are not fully complied with, the Purchaser shall be entitled (in addition and without prejudice to any other right or remedy available to it) to elect:

6.4.1	to rescind this agreement;

6.4.2	to fix a new date for Completion; or

6.4.3	to proceed to Completion so far as practicable, the Vendor then being obliged to use their best endeavours to perform or procure the performance of any of the outstanding provisions of clause 6.2.

6.5	The solicitors to any party to this agreement are authorised to take delivery on behalf of such party of any items under this agreement and their receipt shall be a good discharge for those items to the party and the solicitors to the party making delivery

7	Warranties and indemnities

7.1	The Vendor warrants, represents and undertakes to the Purchaser:

7.1.1	that subject to matters fully and accurately disclosed in the Disclosure Letter, the statements in Schedule 1 and 2 are and will at Completion be true and correct in all respects and not misleading.

7.1.2	as a separate and additional warranty, representation and undertaking to that set out in the clause 7.1.1 above subject to matters fully and accurately disclosed in the Disclosure Letter, the statements in Schedule 1 and 2, as if the same were set out in full with references to “the Company” being read and construed as a reference to “the Subsidiaries”, are and will at Completion be true and correct in all respects and not misleading.

7.1.3	that all information contained or referred to in the Disclosure Letter is true and accurate and fairly presented and nothing has been omitted from it which renders any of such information incomplete or misleading.

3

7.2	The Vendor will indemnify the Purchaser in respect of any breach of any of the Warranties and in respect of any loss, liability, claim or expense incurred by the Purchaser by reason (whether direct or indirect) of any of the Warranties being untrue, incorrect or misleading.

7.3	Neither the Vendor nor and person connected with the Vendor has any interest (direct or indirect) in any other company or business which competes or has competed or is in the future likely to compete or has a close trading relationship with any business now carried on by the Company or intends to acquire any such interest

7.4	No indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company and the Vendor or director of the Company or any person connected with the Vendor or such director or in which the Vendor or director or persons connected with them are or may be interested (directly or indirectly).

7.5	No person is entitled to receive from the Company any finder’s fees brokerage or other commission in connection with the sale and purchase of the Sale Shares under this agreement.

7.6	There is not now outstanding and there has not at any time during the past 3 years been outstanding any contract or arrangement to which the Company is a party and in which the Vendor or any director of the Company is or has been interested whether directly or indirectly.

7.7	The Company is not a party to nor has its profits or financial position during the past 3 years been affected by any contract or arrangement which was not of an entirely arm’s length nature.

7.8	The Sale Shares are free from all claims, charges, liens, encumbrances, options, rights of pre-emption or equities whatsoever.

8       Waivers

8.1	The Vendor hereby irrevocably waives all and any rights of pre-emption to which he may be entitled, whether under the Articles of Association of the Company or otherwise, in respect of the transfer of the Sale Shares contemplated by this agreement.

8.2	The Purchaser may at its absolute discretion in whole or in part release, compound or compromise, or grant time or indulgence to any party for any liability under this agreement without affecting its rights against that or any other party under the same or any other liability.

9       Vendors’ liability

The Vendor shall be jointly and severally liable in the event of any breach of any obligation or liability under this agreement (including, without limitation, in respect of the Warranties).

10     General provisions

10.1	Completion shall not in any way prejudice or affect the operation of any provision of this agreement which contemplates or is capable of post-Completion operation and all such provisions shall continue in full force and effect notwithstanding Completion.

10.2	Each party shall bear its own costs of and incidental to the negotiation, making and fulfilment of this agreement and the transactions contemplated hereby, provided that if the Purchaser shall lawfully rescind this agreement the Vendor shall indemnify the Purchaser against all such costs incurred by it.

4

10.3	The Purchaser may assign in whole or in part the benefit of this agreement which shall inure to the benefit of the successors in title and assigns of the Purchaser.

10.4	No party shall divulge to any third party (other than its professional advisers) any information regarding the terms of this agreement or any matters contemplated by this transaction or make any announcement relating to it, provided that the Purchaser shall be entitled to make such announcements as may be required by law or by the rules and regulations of United States Securities and Exchange Commission and OTC Bulletin Board.

10.5               Any notices:

10.5.1	must be in writing, and may be given to any party at its registered office or to such other address as may have been notified to the other parties; and

10.5.2	will be effectively served:

10.5.2.1	on the day of receipt where any hand-delivered letter, any facsimile or email message is received on a business day before or during normal working hours;

10.5.2.2	on the following business day, where any hand-delivered letter, any facsimile or email message received either on a business day or after normal working hours or on any other day; or

10.5.2.3	on the second business day following the day of posting from within The Special Administrative Region of Hong Kong of any letter sent by mail postage prepaid.

10.6	This agreement shall be governed by and construed in accordance with the laws of The Hong Kong and each party agrees to submit to the exclusive jurisdiction of the courts of Hong Kong.

5

AS WITNESS the parties hereby duly execute this agreement on the date first above written

SIGNED by the Vendor (who having	)
been previously identified by the	)
production of his PRC Resident Card	)
No. 441421197405195933))
in the presence of:	)

INTERPRETED to the Vendor by:

SIGNED by	)
)
for and on behalf of the Purchaser in the	)
presence of:-)

6

SCHEDULE 1

Warranties

1	The contents of clauses 2.1 and 2.2 above are and will at Completion be true and correct in all respects.

2	The Company is not, and will not at Completion be, under any commitment to allot or issue any share or loan capital to any person and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

3	The Vendor is the sole beneficial owner of all the Sale Shares and will at Completion have the right and power to sell and transfer or procure the transfer of all the Sale Shares to the Purchaser in accordance with the provisions of this agreement.

4	The Vendor is not indebted to the Company and the Subsidiaries, nor the Company and the Subsidiaries indebted to the Vendor, and there is no circumstance whereby any such indebtedness could arise.

5.	The Subsidiaries are the only Subsidiaries of the Company

6	All requirements applicable to the continuance in existence, management, property or operations of the Company have been complied with.

7	Since the Last Accounts Date no dividend or other distribution has been declared or paid on, and no capital distribution made or agreed to be made in respect of, any share capital of the Company.

8	The management accounts of the Company as of 30 June 2012 and as of the Last Accounts Date and audit reports of the Company for the two financial years immediately preceding the Last Accounts Date (collectively “the Accounts”) and the accounting records of the Company comply with the accounting requirements of the Companies Ordinance Cap.32 and all other relevant statutes and are in accordance with the accounting standards, regulations and interpretations issued by the Hong Kong Institute of Certified Public Accountants.

9	The Accounts have been prepared in accordance with generally accepted accountancy principles and are true, complete and accurate in all material respects, and show a true and fair view of the assets and liabilities of the Company.

11	The Company is the owner of and has good marketable title to all the assets used in its business and has no assets not so used.

12	Since the Last Accounts Date the Company has carried on in the ordinary and usual course the business carried on by it at that date.

13	Since the Last Accounts Date there has been no material adverse change in the Company’s financial position or prospects.

14	All the book and other debts of the Company outstanding at Completion are the absolute property of the Company and will (save insofar as a specific provision has been made in the balance sheet included in the Accounts for them) be good and collectable in the ordinary course of business and in any event not later than three months after Completion.

15	The Company does not have outstanding any commitment for capital expenditure or any agreement or arrangement not on an arm’s length basis.

16	There is not outstanding any mortgage or charge on the whole or any part of the undertaking, property or assets of the Company.

17	Neither the directors of the Company nor the Vendor has any reason to believe that the transactions contemplated by this agreement will result in loss of business with any of the Company’s present suppliers or customers.

7

18	There is no liability whatsoever (whether legally binding or not) to make any payment to or for the benefit of any person in respect of past service or the termination of the employment of that or any other person and the Company has no superannuation fund, retirement benefit or other pension schemes or arrangements save as provided in the Company’s pension scheme which scheme is fully funded.

19	There is no outstanding commitment (whether legally binding or not) to increase the remuneration of any officer or employee of the Company.

20	The Company has within the relevant time limits correctly made all returns and payments required to be made by the Company for any taxation purposes and none of such returns or payments is the subject of any dispute with the revenue or customs and excise authorities and the Vendor is not aware of any circumstance likely to give rise to such dispute.

23	The Company is not involved in litigation, prosecution, arbitration or any other proceedings for the enforcement of rights or settlement of disputes and no act, omission or event has occurred which has given rise to a threat of such proceedings or which is likely to result in the Company being involved in any such proceedings.

24	All information material to a purchaser of all the issued shares in the Company has been made known to the Purchaser in writing before the making of this agreement.

25	All information supplied by the Vendor or his advisers to the Purchaser or its advisers concerning the Company (including without limitation information in the Disclosure Letter and information referred to in this Schedule) is true, complete and accurate in all respects.

26	There is no fact or circumstance which renders any of the information referred to in this Schedule untrue, inaccurate or misleading in any way which might affect willingness of a purchaser to purchase the Sale Shares on the terms (including those as to price) of this agreement.

27	The Company has not given any guarantees of the liabilities of any person or undertaken obligations in the nature of guarantees (by whatever name called).

28.	The execution, delivery and performance of this Agreement by the Company will not: (i) require any consent, approval, authorization, permit, license, action, or notice to or of, as the case may be, any third party by or under any commitment, agreement or arrangement to which the Company is a party or by which it or any of its assets or are bound; or (ii) require any consent, approval, authorization or other action by, or filing with or notification to, any governmental authority or any other Person.

8

SCHEDULE 2

Management Account as of September 7,2012

9

Jussey Investments Limited

Balance Sheet

As of September 7, 2012

US$
Non-Current Assets
Property, plant and equipment	637,167.58
Goodwill	9,060,191.64
Investment in subsidiary	0.00
9,697,359.21
Current Assets
Amount due from a subsidiary	1,153.85
Amounts due from directors	1.00
Amounts due from related parties	0.00
Inventories	680,418.10
Trade and other receivables	637,442.87
Pledged bank deposit	132,705.53
Deposit Paid	6,142.23
Cash and bank balances	309,355.98
Derivative financial instruments	0.00

Total Current Assets	1,767,219.55

Current Liabilities
Amounts due to directors	0.00
Amounts due to related parties	1,153.85
Amounts due to the holding company	0.00
Amounts due to directors	161,556.61
Trade and other payables	13,056,053.13
Obligations under finance leases - current	311,651.03
Bank loan - current	0.00
Bank overdraft	44,130.91
Accrued expenses	837.44
Taxation	417.64

Total Current Liabilities	13,575,800.59

Net Current Assets	(11,808,581.04)

Total Assets less Current Liabilites	(2,111,221.82)

Shareholders’ Equity
Share capital	1.00
Reserves - b/f	0.00
Reserves	(1,153.85)
Other comprehensive income-b/f	0.00
Other comprehensive income	0.00
Net equity contributed to the company	(1,152.85)

Non-controlled interest	(2,110,068.97)

(2,111,221.82)